Exhibit 4.5

AMENDMENT NUMBER TWO

TO THE PROGRESSIVE 401(K) PLAN

(Amended and Restated Effective January 1, 2009)

WHEREAS, The Progressive Corporation (the “Company”) and its affiliates maintain The Progressive 401(k) Plan (the “Plan”), formerly The Progressive Retirement Security Program, as amended and restated effective January 1, 2009;

WHEREAS, the Company desires to designate the portion of the Plan that is invested in the Company Stock Fund as an Employee Stock Ownership Plan (“ESOP”), and thereby permit Participants to elect the distribution from, or reinvestment in, the Plan of dividends paid on shares of Company Stock held by the Company Stock Fund, as designated an ESOP;

WHEREAS, the Company desires to implement a Designated Roth Contribution feature, limit the availability of after-tax contributions, and to make various clarifications;

WHEREAS, Section 13.1 of the Plan permits the Company, through its Board of Directors, to amend the Plan for any reason as to the Company and all affiliated employers;

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the dates indicated herein:

1. Addition of ESOP Feature. Effective as of December 3, 2010, Section 1.3 of the Plan is amended by its deletion and replacement by a new Section 1.3 to read as follows:

“1.3 Type and Purpose of Plan

Pursuant to Code Section 401(a)(27), and prior to December 3, 2010, the Plan was designated as a profit-sharing plan. The primary purpose of the Plan is to encourage Employee savings, to facilitate Employee Stock ownership and to provide benefits upon a Participant’s or, Former Participant’s Retirement, death, Disability or Termination of Employment.

Effective January 1, 2009, the Plan became a ‘401(k) Safe Harbor Plan’ as defined under Code Sections 401(k)(12) and 401(m)(11). The portion of the Plan subject to Participant investment directions made according to Article 16 is intended to constitute a plan described in Section 404(c) of ERISA, and Department of Labor Regulation §2550.404c-1. Effective December 3, 2010, the portion of Plan assets invested in the Company Stock Fund shall be deemed to be an ESOP Feature according to Article 16A. The ESOP Feature is intended to be a stock bonus plan under Code Section 401(a) and as an employee stock ownership plan under Code Section 4975(e)(7). The portion of the Plan that is not part of the ESOP Feature (the ‘Non-ESOP Feature’) shall be designated as a profit sharing plan according to Code Section 401(a)(27).”

2. Addition of ESOP Feature. Effective as of December 3, 2010, Section 2.14 of the Plan is amended by its deletion and replacement by a new Section 2.14 to read as follows:

“2.14	Company shall mean The Progressive Corporation, a Subchapter C corporation, or its successor(s).”

3. Addition of ESOP Feature. Effective as of December 3, 2010, Section 2.15 of the Plan is amended by its deletion and replacement by a new Section 2.15 to read as follows:

“2.15	Company Stock Fund shall mean an Investment Fund consisting principally of Stock. Effective December 3, 2010, the Company Stock Fund shall constitute the ESOP Feature of the Plan as defined by Article 16A, and shall be the sole Investment Fund available under the ESOP Feature. With the exception of a de minimus amount of cash held for administrative purposes, the Company Stock Fund shall be invested entirely in Stock.”

4. Addition of ESOP Feature. Effective as of December 3, 2010, Section 2.43 of the Plan, as previously amended, is amended by its deletion and replacement by a new Section 2.43 to read as follows:

“2.43

Investment Funds shall mean the funds established and/or selected from time to time by the Plan Investment Committee, except for the Default Investment Fund. The Default Investment Fund shall mean the fund specified in the Trust Agreement and referred to in Section 16.8 of this Plan. Effective December 3, 2010, the Company Stock Fund shall constitute the ESOP Feature of the Plan, as described by Article 16A of the Plan. The Non-ESOP Feature shall be comprised of all portions of the Plan other than the Company Stock Fund.”

5. Addition of ESOP Feature. Effective as of December 3, 2010, Section 2.52 of the Plan is amended by its deletion and replacement by a new Section 2.52 to read as follows:

“2.52	Plan shall mean, effective January 1, 2009, The Progressive 401(k) Plan, as set forth in this document, as the same may be amended or restated from time to time hereafter. In addition, effective December 3, 2010, the Plan shall consist of an ESOP Feature and a Non-ESOP Feature, as defined herein.”

6. Addition of ESOP Feature. Effective as of December 3, 2010, Section 2.61 of the Plan is amended by its deletion and replacement by a new Section 2.61 to read as follows:

“2.61	Stock (or, ‘Company Stock’) means the Common Stock, one dollar ($1.00) par value, of the Company that is valued according to Section 6.6 of the Plan and held by the Company Stock Fund.”

7. Addition of ESOP Feature. Effective as of December 3, 2010, Article 2 of the Plan is amended by the addition of a new Section 2.67 to the end thereof, such new Section 2.67 to read as follows:

“2.67	ESOP Feature shall mean the portion of the Plan described in Article 16A, which is comprised of the portion of the Plan that is invested in the Company Stock Fund and the Plan provisions uniquely applicable to the ESOP Feature.”

8. Addition of ESOP Feature. Effective as of December 3, 2010, Article 2 of the Plan is amended by the addition of a new Section 2.68 to the end thereof, such new Section 2.68 to read as follows:

“2.68

Non-ESOP Feature shall mean the portion of the Plan (i) which is not included within the ESOP Feature (i.e., not invested in the Company Stock Fund) and not subject to Article 16A and other provisions that are uniquely applicable to the ESOP Feature, (ii) which is intended to qualify as a profit sharing plan under Code Section 401(a), and (iii) which includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k).”

9. Addition of ESOP Feature and Roth Elective Deferral Account. Effective December 3, 2010, Section 6.1 of the Plan is amended by its deletion and replacement by a new Section 6.1 to read as follows:

“6.1	Accounts

The Administrator shall maintain in the name of each Participant or Former Participant such of the following Accounts as shall be applicable:

(a)	a Pre-Tax Contribution Account;

(b)	a Post-Tax Contribution Account;

(c)	an ADP Test Safe Harbor Employer Matched Contribution Account;

(d)	an Employer Matched Contribution Account;

(e)	an Employer SDRP Contribution Account;

(f)	a Former PAYSOP Account;

(g)	a Former Employer Supplemental Contribution Account; and

(h)	effective January 1, 2011, a ‘Roth Elective Deferral Account.’

Such Accounts shall be administered in the manner hereinafter provided under this Article 6. Effective December 3, 2010, there shall be established and maintained an ESOP Feature Account and a Non-ESOP Feature Account for each Participant and Beneficiary. The ESOP Feature Account shall be comprised of the portion of each of the Accounts described in (a) through (h), above, to the extent invested in the Company Stock Fund and shall be subject to all provisions of the Plan, including the overriding portions of Article 16A that are uniquely applicable to the ESOP Feature. The Non-ESOP Feature Account shall be comprised of the portion of each of the Accounts described in (a) through (h), above, that is not part of the ESOP Feature that is not invested in the Company Stock Fund. The Non-ESOP Feature Account shall be subject to all provisions of the Plan, except for the overriding provisions of Article 16A that are uniquely applicable to the ESOP Feature.”

10. Addition of ESOP Feature. Effective as of December 3, 2010, Section 6.2 of the Plan is amended by its deletion and replacement by a new Section 6.2 to read as follows:

“6.2	Accounts Represent Undivided Interests

The portion of balances standing to the credit of the Pre-Tax Contribution Account, the Post-Tax Contribution Account, the ADP Test Safe Harbor Employer Matched Contribution Account, the Employer Matched Contribution Account, the Employer SDRP Contribution Account, the Former PAYSOP Account, the Former Employer Supplemental Contribution Account, the Employer Forfeiture Account, the suspense account referred to in Section 6.14, and, effective January 1, 2011, the Roth Elective Deferral Account, that is invested in one of the Investment Funds shall represent an undivided interest in such fund. Effective December 3, 2010, an undivided portion of each Account shall be designated as part of the ESOP Feature or the Non-ESOP Feature as provided under Section 6.1 of the Plan.”

11. Addition of ESOP Feature. Effective as of December 3, 2010, Section 6.4 of the Plan is amended by its deletion and replacement by a new Section 6.4 to read as follows:

“6.4	Valuation of Investment Funds

As of each Valuation Date, the Trustee shall compute the value of each Investment Fund from which shall be determined the net gain and loss of such Fund since the immediately preceding Valuation Date.

Except as provided under Article 16A with respect to the valuation of Stock held by the Company Stock Fund, and with respect to the distribution of dividends on Stock under the ESOP Feature, the net gain or loss shall include any unrealized and realized profits or losses, and any dividends, interest, or other income and any expenses which are due or accrued, but shall not include contributions made by the Employer or a Participant and distributions made to a Participant, Former Participant or Beneficiary. The cost basis for shares of Company Stock purchased since the prior Valuation Date shall be the average cost per share; such average based on all purchase and sale prices in the Fund since the prior Valuation Date.”

12. Addition of ESOP Feature. Effective as of December 3, 2010, Section 6.6 of the Plan is amended by its deletion and replacement by a new Section 6.6 to read as follows:

“6.6	Basis of Valuation

In determining the value of any Investment Fund pursuant to the provisions of Section 6.4, the Trustee shall use the following values: securities listed on any nationally recognized securities exchange shall be valued at the closing price reported on any such exchange on the Valuation Date, or, if there were no sales on the Valuation Date, then at the quoted bid price on the Valuation Date. Securities not listed on a recognized stock exchange shall be valued at the quoted closing bid price on the Valuation Date. A unit of participation in a common trust fund maintained by the Trustee or a share in a mutual fund shall be valued at the unit value, or share price respectively, in effect on the Valuation Date. Securities with respect to which there were no available sale prices or bid prices on the Valuation Date, and any other investments, shall be valued at prices deemed by the Trustee to represent the fair market value thereof on the Valuation Date. Notwithstanding the foregoing to the contrary, in the event that Stock is not publicly traded, fair market value of Stock will be determined in accordance with Article 16A.”

13. Addition of ESOP Feature. Effective as of December 3, 2010, Section 9.3 of the Plan is amended by its deletion and replacement by a new Section 9.3 to read as follows:

“9.3	Form of Payment

Solely for purposes of distributions described under Article 9, a Participant, Former Participant, Beneficiary or alternate payee may elect to receive the value of his/her Account payable in cash or in-kind. An in-kind distribution means a distribution in shares of Stock (invested in the Company Stock Fund at the time of the election to commence the distribution), or in shares of securities held in his/her Brokerage Account at the time of the election to commence the distribution. Subject to the distribution provisions under Section 16A.4, an in-kind distribution of shares of Stock shall be permitted only if the account is invested in at least one (1) share of Stock (or one unit of the Company Stock Fund), as measured at the time of the election to commence distribution. Unless the mandatory distribution of a small Account, according to Section 9.2(h), applies, an election to receive an in-kind distribution, or to delay commencement of distributions of any portion of the Account invested in the Company Stock Fund or securities in a Brokerage Account may be made separately from an election to receive a single cash lump sum, or to delay commencement of the portion of the Account not invested in the Company Stock Fund or Brokerage Account, as permitted according to Article 9.”

14. Addition of ESOP Feature. Effective as of December 3, 2010, Section 16.3 of the Plan is amended by its deletion and replacement by a new Section 16.3 to read as follows:

“16.3	Powers of the Plan Investment Committee

The Plan Investment Committee’s power and authority regarding the selection of Investment Funds includes, but is not limited to, the following:

(a)	The responsibility to select and periodically review the performance of the Investment Funds (except for the Default Investment Fund described in Section 16.8) made available as investment choices under the Plan. In this regard, the Plan Investment Committee may choose to offer as Investment Funds any investment vehicles as determined in its discretion according to the Investment Policy, as described in Section 16.3(b), including, but not limited to: (i) securities issued by investment companies which are advised by affiliates of the Trustee, (ii) guaranteed investment contracts chosen by the Trustee, (iii) collective investment trusts maintained by the Trustee for qualified plans, and (iv) Participant-managed brokerage accounts.

The Plan Investment Committee shall meet periodically to review the Investment Funds currently available (not including the Default Investment Fund) and to consider from time to time other Investment Funds as may be appropriate. The Plan Investment Committee shall establish an Investment Policy by which to select and periodically review each Investment Fund according to Section 16.3(b). The Plan Investment Committee may obtain independent investment advice or counsel for assistance in the selection and review of any Investment Fund, or may fully or partially delegate the duty of Investment Fund selection and review to an independent investment advisor or manager, as further detailed in Section 16.3(f).

(b)	Develop and implement an Investment Policy by which Investment Funds will be selected, reviewed or removed. The Investment Policy shall establish standards for the consideration of each Investment Fund, including, but not limited to, (i) whether the Investment Fund furthers the purposes of the Plan, taking into consideration the risk of loss and opportunity for gain; (ii) the economic performance of the Investment Fund; (iii) administrative or investor fees charged to Participants, to the Plan, or to the Funds themselves; and (iv) the administrative practices of each Fund.

The Investment Policy shall be reviewed periodically and revised as appropriate. The Plan Investment Committee may obtain independent investment advice or counsel for assistance in the development and the maintenance of any such Investment Policy, or may allocate and delegate the duty to develop and maintain any such Investment Policy to an independent investment manager or advisor, as described in Section 16.3(d).

(c)	The right and the duty to determine the terms, conditions, procedures and limitations applicable to Brokerage Accounts available in connection with Participant investment choices, and provided by Section 16.6, below.

(d)	The power to review periodically the performance of the Plan Trustee. The Plan Investment Committee shall submit the results of its periodic review of the Plan Trustee to the Board, including any recommendation for the removal and replacement of the Plan Trustee. Pursuant to Section 12.3(j), the Plan Investment Committee shall coordinate its review of the Trustee with the Plan Administrative Committee to the extent that the Trustee (or its affiliate) provides administrative services to the Plan.

(e)	The power to review periodically the method of compliance with the requirements of ERISA Section 404(c), including coordinating with the Plan Administrative Committee in providing investment information to Participants, Former Participants, Beneficiaries and Beneficiaries in this respect.

(f)

The right to appoint, delegate, review and/or remove, without limitation, such persons, agents, counsel, accountants or consultants to provide investment educational services or investment advice to Participants as may be desirable or necessary to assist in the investment and management of Plan assets. In particular, the Plan Investment Committee shall have the right to appoint, delegate, review and/or remove an independent investment manager or managers, and/or independent investment advisor or advisors, as described by Section 402(c)(3) of ERISA, to whom the Plan Investment Committee shall delegate and allocate investment duties to manage any assets of the Plan, including the power to recommend and/or select the available Plan Investment Funds, acquire and dispose of Trust Fund assets, provide investment advice and/or education to Participants and Beneficiaries, and to perform such other services as the Plan Investment Committee shall deem necessary or desirable in connection with the management of Plan assets. Any such investment manager or advisor shall (i) be registered as an Investment Adviser under the Investment Advisers Act of 1940;

(ii) be a bank, as defined in the Investment Advisers Act of 1940; or (iii) be an insurance company qualified to manage, acquire or dispose of qualified plan assets under the laws of more than one state; and (iv) acknowledge in writing to the Plan Investment Committee that he/she is (or they are) a fiduciary with respect to the Plan. The Plan Investment Committee shall establish reasonable and uniform procedures, including an appropriate Investment Policy or Investment Policies, as described in Section 16.3(b), and provide guidance to and limitations for such investment managers or advisors.

(g)	The right to exercise the other powers that are expressly granted to it herein, or that are impliedly necessary for it to carry out any of its responsibilities hereunder.

The Plan Investment Committee shall be deemed to have properly and prudently exercised all such power and authority, unless it has abused its discretion by acting arbitrarily and capriciously.”

15. Addition of ESOP Feature. Effective as of December 3, 2010, Section 16.4 of the Plan, as previously amended, is amended by its deletion and replacement by a new Section 16.4 to read as follows:

“16.4	Investment Funds

The Trustee shall establish and maintain the Company Stock Fund, as required by Section 16.5 of the Plan, and, effective July 1, 2005, such other Investment Funds as are specified from time to time by the Plan Investment Committee according to Section 16.3(a). Each such Investment Fund shall be held and administered by the Trustee as a separate, common fund within the Trust Fund, and the interest of each Participant or Former Participant under the Plan in any such Investment Fund shall be an undivided interest. Effective December 3, 2010, the Company Stock Fund shall be held and administered as comprising the ESOP Feature in accordance with Article 16A.”

16. Addition of ESOP Feature. Effective as of December 3, 2010, Section 16.5 of the Plan, as previously amended, is amended by its deletion and replacement by a new Section 16.5 to read as follows:

“16.5	Establishment and Administration of Company Stock Fund

Company Stock shall be made available through the Company Stock Fund as an available investment choice in the same manner as any other Investment. Stock to be held in the Company Stock Fund shall be purchased by the Trustee at fair market value on the open market or from the Company through the sale of treasury Stock or the issuance of authorized but previously unissued shares at the option of the Company. Such Stock may also be obtained through the exercise of stock rights.

The Trustee shall vote or tender shares of Company Stock held in the Company Stock Fund according to guidelines provided under the Trust Agreement for voting or tendering shares of Company Stock. Notwithstanding the foregoing to the contrary, effective December 3, 2010, the Company Stock Fund, which shall comprise the ESOP Feature of the Plan, shall be held and administered according to Article 16A.”

17. Addition of ESOP Feature. Effective as of December 3, 2010, the Plan is amended by the addition of a new Article 16A immediately following Article 16, such new Article 16A to read as follows:

“16A.1	In General

(a)	On and after December 3, 2010, the Plan shall consist of two components: the ESOP Feature and the Non-ESOP Feature. Effective December 3, 2010, the portion of the assets of the Plan invested in the Company Stock Fund will comprise the ESOP Feature of the Plan, and the portion of the assets of the Plan not invested in the Company Stock Fund will comprise the Non-ESOP Feature of the Plan.

(b)	The ESOP Feature is intended to qualify as a stock bonus plan under Code Section 401(a) and as an employee stock ownership plan under Code Section 4975(e)(7). The ESOP Feature is designed to invest primarily in ‘qualifying employer securities,’ as defined in Code Sections 4975(e)(8) and 409(l), and ERISA Section 407(d)(5), and the ESOP Feature is comprised of the Company Stock Fund, which is invested in Stock according to Section 2.15 of the Plan. The ESOP Feature is subject to the general provisions of the Plan and those of unique application as provided under this Article 16A, which shall supersede and override any contrary or inconsistent provisions of the Plan.

(c)	Notwithstanding the powers and the duties of the Plan Investment Committee as provided under Section 16.3, because the Company

Stock Fund is deemed to be a stock bonus plan under Code Section 401(a) and an employee stock ownership plan under Code Section 4975(e)(7), the Plan Investment Committee shall invest the Company Stock Fund exclusively in Stock, except for a de minimus amount of cash held for administrative purposes.

(d)	Unless indicated otherwise by context, all references to ‘Participant’ in this Article 16A shall include references to Participant, Former Participant, the Beneficiary of a deceased Participant and a Participant’s alternate payee.

16A.2	Acquisition and Disposition of Stock as a Qualifying Employer Security

(a)	General. Any purchase of Stock by the Trust Fund shall be made at a price which is not in excess of its fair value market value. The Plan Investment Committee shall determine fair market value of any non-publicly traded Stock based upon the value determined by an independent appraiser having expertise in rendering such evaluations and meeting requirements similar to those contained in Treasury Regulations under Code Section 170(a)(1). The Plan Investment Committee may direct the Trustee to buy Stock from, or sell Stock to, any person, subject to Section 16A.2(b). All purchases and sales of Stock shall be credited or debited to the Company Stock Fund. The portions of the Accounts of Participants invested in the Company Stock Fund shall be held in units of the Company Stock Fund.

(b)	Transactions with Disqualified Persons. In the case of any transaction involving Company Stock between the Trust Fund and a Disqualified Person (as defined in Code Section 4975(e)(2)) or any transaction involving Stock which is subject to ERISA Section 406(b), no commission shall be charged with respect to the transaction and the transaction shall be for adequate consideration (as defined in ERISA Section 3(18)) or, in the case of an evidence of indebtedness of the Company or an affiliate of the Company, at a price not less favorable to the Plan than the price determined under ERISA Section 407(e)(1).

16A.3	Diversification of Investment. Participants may diversify the investment of amounts held in their ESOP Accounts by transferring amounts held in their ESOP Accounts from the Company Stock Fund to one of the other Investment Funds maintained under the Non-ESOP Feature in accordance with Code Section 401(a)(35) and with Sections 16.8, 16.9 and 16.10 of the Plan. Any transfer of such amounts from the Company Stock Fund to another Investment Fund shall be deemed to be a transfer from the ESOP Feature to the Non-ESOP Feature.

16A.4	Distribution of Benefits

(a)	In addition to the in-kind distribution options (to receive all or part of a distribution in Stock) provided in accordance with Section 9.3, distributions from the Company Stock Fund in Stock shall also be made in accordance with the provisions of this Section 16A.4.

(b)	Unless otherwise elected by the Participant, the distribution of retirement, death or disability benefits from the Company Stock Fund shall commence not later than one year after the close of the Plan Year in which the Participant separates from service; provided, however, the distribution of benefits from the Company Stock Fund, other than upon separation from service as described in this subsection (b), shall commence not later than five (5) years after the close of the Plan Year in which the Participant so separates from service, unless otherwise elected by the Participant and the Participant does not return to service prior to the time that the distribution is required to begin hereunder.

(c)	Participants shall have the right to receive a distribution of benefits from the Company Stock Fund in Stock as provided under Article 9, in accordance with Section 9.3 of the Plan, including Beneficiaries and Participants who are subject to the mandatory distribution requirements for Account balances of a certain dollar limit.

16A.5	Put Option on Company Stock. In the event a Participant receives a distribution of shares of Stock and the shares of Stock are not readily tradable on an established market, then the Stock distributed to the Participant (or his Beneficiary) shall be subject to the put option provisions as described under Code Section 409(h).

16A.6	Miscellaneous ESOP Feature Provisions

(a)	Payment of Dividends

(i)	Any dividends paid in cash during the Plan Year on vested shares of Stock allocated to all ESOP Feature Accounts through the Company Stock Fund shall be (A) reinvested in Stock allocated to each Participant’s ESOP Feature Account (which is the portion of each of Participant’s Accounts invested in the Company Stock Fund); or (B) at the election of the Participant, paid to the Plan and distributed to the Participant in cash no later than ninety (90) days after the close of the Plan Year in which such dividends are paid to the Plan.

(ii)	The timing and manner of elections pursuant to subsection (a)(i), above, shall be in accordance with Code Section 404(k) and published guidance thereunder, and shall be in accordance with the uniform and nondiscriminatory procedures established by the Administrator. If the Participant fails to make a timely affirmative election according to the applicable administrative procedures, the Participant shall be deemed to have elected to have such dividends reinvested in Stock allocated to each Participant’s ESOP Feature Account. Further, a Participant’s affirmative election shall continue in effect until revoked or modified. The Administrator shall provide uniform and nondiscriminatory procedures regarding any default election, the continuing effect of any affirmative or default elections, and the modification and revocation of elections.

(iii)	Pursuant to Code Section 404(k)(7), all dividends that are reinvested in accordance with this Section 16A.6(a) shall be deemed to be one hundred percent (100%) vested.

(iv)	The provisions of this Section 16A.6(a) are intended to implement the provisions of Code Section 404(k) and shall be interpreted and applied accordingly.

(b)	Independent Appraiser. Stock held by the Company Stock Fund shall be valued as of each Valuation Date, or at the discretion of the Plan Investment Committee, more frequently. All valuations of Stock held by the Company Stock Fund which is not readily tradable on an established securities market shall be made by an independent appraiser meeting requirements similar to those contained in Treasury Regulations under Code Section 170(a)(1).

(c)	Voting. Participants shall be entitled to direct the Trustee in the manner in which shares of Stock that are allocated to his or her Account under the ESOP Feature are to be voted in accordance with Section 16.5 of the Plan. Notwithstanding, with regard to non-registration securities, if any, each Participant shall be entitled to direct the Trustee to vote shares of such securities allocated to his or her Account under the ESOP Feature with respect to the corporate matters in accordance with Code Section 409(e)(3). “

18. Roth: Addition of Roth Elective Deferral Provision. Effective January 1, 2011, Article 4 of the Plan is amended by the addition of a new Section 4.10 to the end thereof, such new Section 4.10 to read as follows:

“4.10	Roth Elective Deferrals

(a)	Designating Roth Elective Deferrals. Effective for payroll dates on or after January 1, 2011, or as soon as administratively feasible thereafter, a Participant who is a Covered Employee may designate all or some of his/her Pre-Tax Contributions that the Participant is otherwise eligible to make as Roth Elective Deferrals. Roth Elective Deferrals are Pre-Tax Contributions that are:

(i)	as provided by Section 4.10(c) of the Plan, designated irrevocably by the Participant at the time of his or her cash or deferred election as Roth Elective Deferrals that are being made in lieu of all or a portion of the Pre-Tax Contributions the Participant is otherwise eligible to make under the Plan;

(ii)	treated by the Company as not excludable from the Participant’s gross income at the time the Participant would have received the amount in cash as if the Participant had not made the cash or deferred election by treating the contributions as includible in gross income by reporting the contribution as wages subject to applicable withholding requirements; and

(iii)	maintained by the Plan in a separate account in accordance with Section 6.7A of the Plan.

Notwithstanding subsection (ii), above, if all or a portion of the Participant’s Pre-Tax Contributions would not have been includible in gross income if paid directly to the Participant (rather than being subject to a cash or deferral election), the Pre-Tax Contributions are nevertheless permitted to be Roth Elective Deferrals, provided the Participant is entitled to treat the amount as an investment in the contract pursuant to Code Section 72(f)(2).

(b)

Rules and Conditions Applicable to Roth Elective Deferrals. Because Roth Elective Deferrals are in lieu of Pre-Tax Contributions, all references to Pre-Tax Contributions in this Plan shall also include a reference to Roth Elective Deferrals except as otherwise specified or is otherwise dictated by context. Thus, all limitations on Pre-Tax Contributions provided by Section 5.1 (or, to the extent applicable, the limits on aggregate contributions described in Section 5.2) apply to the total aggregate Pre-Tax Contributions and Roth Elective Deferrals that are elected and/or designated by the Participant for the Plan Year. Roth Elective Deferrals are one hundred percent (100%) vested at the time of contribution, and are subject to the restrictions on withdrawals pursuant to Code Section 401(k)(2)(B) and (C). Roth Elective Deferrals are treated as Company contributions for purposes of Code Sections 401(a), 401(k), 402, 404, 409, 411, 412, 415, 416 and 417. Each Roth Elective Deferral Account is subject to the rules of Code Section 401(a)(9)(A) and (B) in the same manner as the Participant’s Pre-Tax Contribution Account. Further, a Participant’s Roth Elective Deferrals may be designated or recharacterized as Catch-Up Contributions as described in Section 4.1(b) in the same manner as Pre-Tax Contributions.

(c)	Limitations and Procedures Applicable to the Designation of Roth Elective Deferrals. A Participant may make or change an election regarding the designation of Pre-Tax Contributions as Roth Elective Deferrals prospectively but not retroactively in the same manner as a Participant may make or change a deferral election with respect to Pre-Tax Contributions, by giving appropriate notice to the Administrator within the time limits prescribed by the Administrator. A Participant may elect to make, modify, or cease Roth Elective Deferrals prospectively in accordance with Section 4.1(a) pursuant to the administrative procedures of the Plan, as established by the Administrator.

(d)

Separate Account Treated as Separate Plan. Notwithstanding the foregoing or any provision of this Plan to the contrary, any Roth Elective Deferrals that are elected by the Participant shall be allocated to and maintained in an account that is separate from Pre-Tax Contributions and all other contributions under the Plan as provided under Section 6.7A of the Plan. Because the Roth Elective Deferral Account is treated as a separate contract, the Participant may make an election as to the time and form of payment with respect to distributions from his or her Roth Elective Deferrals Account as otherwise permitted according to Articles 9 or 10, and that election may be separate and unique from the election of time and form of payment with respect to the distributions from his or her other Accounts under the Plan. Such a separate election is permitted regardless of whether the distribution of all or some of the Roth Elective Deferral Account would have been a Qualified Distribution as defined by Section 9.9 of the Plan. Likewise, to determine whether a Participant’s total Account balance under the Plan exceeds the Five Thousand Dollar ($5,000) limit with respect to the mandatory distributions according to Section 9.2(h) of the Plan, or exceeds the One Thousand Dollar ($1,000) limit with respect to automatic rollovers according to Section 9.2(l) of the Plan, the balance of the Participant’s Roth Elective Deferral Account shall be treated as held under a separate plan (within the meaning of Code Section 414(l)) from the Participant’s other Accounts under the Plan. All previous Eligible Rollover Distributions from a Participant’s Roth Elective Deferral Account will be taken into account in determining whether the balance of the Participant’s Roth Elective Deferral Account exceeds One Thousand Dollars ($1,000) or Five Thousand Dollars (($5,000). Whether the mandatory distribution requirements of Section 9.2(h) and the related automatic rollover requirement of Section 9.2(l) apply to the Participant’s Roth Elective Deferral Account shall be determined at the time of the distribution in accordance with the requirements of Code Section 401(a)(31).

(e)	Qualified Distributions from the Roth Elective Deferral Account. The distribution or withdrawal from a Participant’s Roth Elective Deferral Account shall be governed by Articles 9 and 10 (or as required as a corrective distribution according to Article 5), and shall be treated in a similar manner as distributions or withdrawals from the Participant’s ADP Test Safe Harbor Account. The determination of whether a distribution or withdrawal from a Participant’s Roth Elective Deferral Account (as otherwise permitted according to Articles 9 or 10, or required as a corrective distribution by Article 5) is a Qualified Distribution shall be determined according to Section 9.9 of the Plan. The taxation of a distribution of a Qualified or a non-Qualified Distribution shall be determined in accordance with Code Sections 402(c) and 402A(c) and the regulations thereunder.

(f)	Rollover Contributions to the Roth Elective Deferral Account. In addition to designated Pre-Tax Contributions to be Roth Elective Deferrals, a Participant may make Rollover Contributions to the Roth Elective Deferral Account pursuant to Section 17.12(d). Further, effective January 1, 2011, or as soon as administratively feasible, a Participant may make Rollover Contributions to the Roth Elective Deferral Account pursuant to Section 17.12(e).

19. Roth: Administration of Roth Elective Deferral Accounts. Effective January 1, 2011, Article 6 of the Plan is amended by the addition of a new Section 6.7A immediately following Section 6.7, such new Section 6.7A to read as follows:

“6.7A	Administration of Roth Elective Deferral Account

(a)

There shall be credited to the Roth Elective Deferral Account of a Participant all Pre-Tax Contributions that the Participant has designated as Roth Elective Deferrals under this Plan in accordance with Section 4.10; any Rollover Contribution which is contributed pursuant to Section 17.12(d) of the Plan; any investment gains; or any other appropriate credits or adjustments.

(b)	There shall be charged against such Account all withdrawals attributable to Roth Elective Deferrals by the Participant according to Article 10; distributions according to Article 9; corrective distributions according to Article 5; investment losses; or any other appropriate charges or adjustments.

Specifically, contributions and withdrawals of Roth Elective Deferrals must be credited and debited to a Roth Elective Deferral Account maintained for the Participant, and the Plan must maintain a record of the Participant’s investment in the contract as defined by Code Section 72 (that is, Roth Elective Deferrals that have not been distributed) with respect to the Participant’s Roth Elective Deferral Account, in a manner consistent with Code Section 402A and the regulations thereunder. Gains, losses, and other credits or charges including any Rollover Contributions must be separately allocated on a reasonable and consistent basis to each Roth Elective Deferral Account. No contributions other than Roth Elective Deferrals, permissible Rollover Contributions, and properly attributable earnings will be credited to a Participant’s Roth Elective Deferral Account. No transaction or accounting methodology involving a Participant’s Roth Elective Deferral Account and any other accounts under the Plan or plans of the Company shall have the effect of directly or indirectly transferring value from another account under the Plan into the Roth Elective Deferral Account. However, any transaction that merely exchanges investments between accounts at fair market value will not violate the separate accounting requirement.”

20. Roth: Limitation of Post-Tax Contributions. Effective January 1, 2011, Section 4.2 of the Plan is amended by the addition of the following text to the end of thereof, such new text to read as follows:

“Effective January 1, 2011, in connection with the availability of Roth Elective Deferrals under Section 4.10 of the Plan, an Active LTSP Participant may elect to have the Employer contribute on his/her behalf Post-Tax Contributions only after such Participant’s aggregate Pre-Tax Contributions and Roth Elective Deferrals have exceeded the annual dollar limit according to Code Section 402(g), as provided in Section 5.1(d) of the Plan, in effect for that year. The Participant shall elect to have the Employer contribute on his/her behalf Post-Tax Contributions pursuant to a Payroll Deduction Agreement. Any such election shall be prospectively in the same manner as with designating Pre-Tax Contributions as Roth Elective Deferrals under Section 4.10(c). Any such election shall not be less than one percent (1%) and not more than ninety-nine and ninety-eight hundredths percent (99.98%) (in any percentage to one hundredth of a percent) of his/her Eligible Compensation, subject to the limitations of Section 5.2 and Article 15. However, any Active LTSP Participant who is a Highly Compensated Employee may elect to contribute Post-Tax Contributions in an amount not more than fourteen percent (14%) of his/her Eligible Compensation, subject to the limitations of Section 5.2 and Article 15. In any event, the total percentage of Post-Tax Contributions contributed under this Section 4.2 by any Active LTSP Participant, when combined with the total percentage of Pre-Tax Contributions, Roth Elective Deferrals, and Catch-Up Contributions cannot exceed ninety-nine and ninety-eight hundredths percent (99.98%) of the Active LTSP Participant’s Total Compensation in the aggregate.”

21. Roth: Correction of Roth Elective Deferrals in Excess ADP Contributions. Effective January 1, 2011, Sections 5.1(c)(ii)(A)(3) and (4) of the Plan are amended by their deletion and replacement of new Sections 5.1(a)(ii)(A)(3), (4) and (5) to read as follows:

“(3)	Designation and Distribution of Excess ADP Contributions

Notwithstanding any contrary provision of the Plan, such Excess ADP Contributions (and the income determined according to paragraph (4), below) are to be designated as such by the Company and must be distributed to the appropriate Highly Compensated Employee (as determined according to paragraph (2), above) within twelve (12) months of the close of the Plan Year, reduced by Excess Deferrals previously distributed, if any. Notwithstanding the foregoing, if such Excess ADP Contributions are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts.

Any Employer Matched Contributions relating to such Excess ADP Contributions shall be considered to have been made in respect of the Highly Compensated Employee’s Post-Tax Contributions to the extent possible, and otherwise shall be forfeited and applied in accordance with Section 6.15. Effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to Excess ADP Contributions shall be distributed if vested, and forfeited if non-vested. If forfeited, such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan

Year, such forfeitures shall be allocated after all other forfeitures under the Plan to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

Notwithstanding the foregoing to the contrary, with respect to Participants eligible to make Catch-up Contributions, as an alternative to distribution as provided by this subsection, Excess ADP Contributions may be recharacterized as Catch-Up Contributions in accordance with Treas. Reg. 1.414(v)-1(b)(1)(iii), up to the applicable annual Catch-up Contribution limit provided by Treas. Reg. 1.414(v)-1(c) (as adjusted).

(4)	Calculation of Income for Plan Year

The determination of allocable income to Excess ADP Contributions for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Pre-Tax Contributions by a fraction, the numerator of which is the Excess ADP Contribution for the Highly Compensated Employee for the Plan Year and the denominator of which is the sum of (i) such Employee’s total Pre-Tax Contribution Account balance as of the beginning of the Plan Year, plus (ii) such Employee’s Pre-Tax Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed. Effective for Plan Years beginning after December 31, 2007, corrective distributions of Excess ADP Contributions under Code Section 401(k) shall not include any income related to the gap period.

(5)	Correction of Excess ADP Contributions Attributable to Roth Elective Deferrals

If any Roth Elective Deferrals were made to the Plan in a Plan Year in which Excess ADP Contributions are identified, the notification of such Excess ADP Contributions must also identify the extent, if any, to which the Excess ADP Contributions are comprised of Roth Elective Deferrals. A Participant is deemed to have notified the Plan of Excess ADP Contributions (including the portion of Excess ADP Contributions that are comprised of Roth Elective Deferrals) to the extent the individual has Pre-Tax Contributions and Roth Elective Deferrals for the taxable year, calculated by taking into account only the Pre-Tax Contributions, and Roth Elective Deferral made to the Plan (and other plans of the Company).

The Company will also assume that the Participant’s tax year is the calendar year.

Excess ADP Contributions that are distributed or recharacterized shall be deemed to be attributable first to Pre-Tax Contributions, to the extent such contributions were made for the year. If Pre-Tax Contributions, are insufficient, any Roth Elective Deferrals made by the Participant shall be distributed until the Excess ADP Contributions have been corrected. A distribution of Excess ADP Contributions is not includible in gross income to the extent it represents a distribution of Roth Elective Deferrals. However, the income allocable to a corrective distribution of Excess ADP Contributions that is comprised of Roth Elective Deferrals is included in gross income in the same manner as income allocable to a corrective distribution of Excess ADP Contributions attributable to Pre-Tax Contributions.”

22. Roth: Correction of Roth Elective Deferrals in Excess of the Annual Dollar Limit on Pre-Tax Contributions. Effective January 1, 2011, Section 5.1(d)(iv) of the Plan is amended by its deletion and the addition of a new Section 5.1(d)(iv) to read as follows:

“(iv)	Corrective Distribution After the End of the Plan Year

(A)	Timing of Correction. If the Employee notifies the Plan of the amount of Excess Deferrals not later than March 15 following the close of the Plan Year, then not later than April 15 following the close of the Plan Year, the Plan may distribute the Excess Deferrals and any income allocable to such amount (as determined according to paragraph (B), below). Notwithstanding the foregoing, Excess Deferrals with respect to any Employee may be determined by the Plan apart from any Employee notice, and such determination may be made solely in reference to contributions made to this Plan. Except as otherwise provided in paragraph (D) below with respect to Roth Elective Deferrals, effective for Plan Years beginning after December 31, 2007, a corrective distribution of Excess Deferrals (and allocable income) is includible in the Participant’s gross taxable income in the Participant’s taxable year in which the corrective distribution was made.

(B)

Calculation of Income for the Plan Year. The determination of allocable income for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Pre-Tax Contributions by a fraction, the numerator of which is the amount of Excess Deferrals made by the Employee in the Plan Year, and the denominator of which is the sum of (i) such Employee’s total Pre-Tax Contribution Account balance as of the beginning of the Plan Year, plus (ii) such Employee’s Pre-Tax Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed.

Effective for the calendar years beginning after December 31, 2006, income or loss accruing between the end of the taxable year and the date of distribution (i.e., the ‘gap period’) must be distributed with respect to corrective distributions of Excess Deferrals according Treas. Reg. 1.402(g)-1(e)(5).

(C)	Forfeiture of Attributable Match. Effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to Excess Deferrals shall be distributed if vested, and forfeited if non-vested. If forfeited, such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan Year, such forfeitures shall be allocated after all other forfeitures under the Plan to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

(D)	Correction of Excess Deferrals Attributable to Roth Elective Deferrals. If any Roth Elective Deferrals were made to the Plan in a Plan Year in which Excess Deferrals are identified, the notification of such Excess Deferrals must also identify the extent, if any, to which the Excess Deferrals are comprised of Roth Elective Deferrals. A Participant is deemed to have notified the Plan of Excess Deferrals (including the portion of Excess Deferrals that are comprised of Roth Elective Deferrals) to the extent the individual has Pre-Tax Contributions and Roth Elective Deferrals for the taxable year, calculated by taking into account only the Pre-Tax Contributions and Roth Elective Deferrals made to the Plan (and other plans of the Company). The Company will also assume that the Participant’s tax year is the calendar year.

Excess Deferrals that are distributed or recharacterized shall be deemed to be attributable first to Pre-Tax Contributions, to the extent such contributions were made for the year. If Pre-Tax Contributions are insufficient, any Roth Elective Deferrals made by the Participant shall be distributed until the Excess Deferrals have been corrected.

If the corrective distribution occurs no later than the April 15th following the end of the plan year in which such excess arose, a distribution of Excess Deferrals is not includible in gross income to the extent it represents a distribution of Roth Elective Deferrals. However, the income allocable to the distributed Roth Elective Deferrals is included in gross income in the same manner as income allocable to the distributed Pre-Tax Contributions.

If the corrective distribution occurs after April 15th following the end of the plan year in which such excess arose, and the Participant’s Roth Elective Deferral Account includes any Excess Deferrals, the distribution of such amounts attributable to the Roth Elective Deferrals are includible in gross income (without adjustment for any return of investment in the contract under Code Section 72(e)(8)). In addition, such distributions cannot be Qualified Distributions described in Code Section 402A(d)(2) and are not Eligible Rollover Distributions within the meaning of Code Section 402(c)(4). For this purpose, if a Roth Elective Deferral Account includes any Excess Deferrals, any distributions from such account for that year are treated first as attributable to those Excess Deferrals until the total amount distributed from the Roth Elective Deferral Account equals the total of such Excess Deferrals and attributable income as determined according to this Section 5.1(d).”

23. Roth: Correction of Roth Elective Deferrals in Excess ACP Contributions. Effective January 1, 2007, Sections 5.2(d)(ii)(A)(3) and (4) of the Plan are amended by their deletion and replacement by new Sections 5.2(d)(iii)(A)(3), (4) and (5) to read as follows:

“(3)

Designation and Distribution of Excess. Such Excess Aggregate Contributions (and the income determined according to paragraph (4), below) are to be designated as such by the Company and to the extent consisting of Post-Tax Contributions, must be distributed to the appropriate Highly Compensated Employee (as determined according to paragraph (2), above) within twelve (12) months of the close of the Plan Year. Notwithstanding the foregoing, if such Excess Aggregate Contributions are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts. Any distributed Excess Aggregate Contributions shall be treated as Annual Additions under the Plan.

Further, to the extent such distributed amounts consist of Employer Matched Contributions, such amounts shall be forfeited and applied in accordance with Section 6.15. Effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to the Excess Aggregate Contributions that are distributed to a Participant shall be forfeited. Such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan Year, such forfeitures shall be allocated, after all other forfeitures under the Plan, to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

(4)	Calculation of Income for Plan Year. The income allocable to the Excess Aggregate Contribution must also be distributed within twelve (12) months of the close of the Plan Year. The determination of allocable income for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Post-Tax Contributions and Employer Matched Contributions by a fraction, the numerator of which is the Excess Aggregate Contribution for the Highly Compensated Employee for the Plan Year and the denominator of which is the sum of (i) such Employee’s total Post-Tax Contribution Account balance plus Employer Matched Contribution Account balance as of the beginning of the Plan Year plus (ii) such Employee’s Post-Tax Contributions and Employer Matched Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed. Effective for Plan Years beginning after December 31, 2007, Excess Aggregate Contributions under Code Section 401(m) shall not include any income related to the gap period.

(5)

Correction of Excess ACP Contributions Attributable to Roth Elective Deferrals. If any Roth Elective Deferrals were made to the Plan in a Plan Year in which Excess ACP Contributions are identified, the notification of such Excess ACP Contributions must also identify the extent, if any, to which the Excess ACP Contributions are comprised of Roth Elective

Deferrals. A Participant is deemed to have notified the Plan of Excess ACP Contributions (including the portion of Excess ACP Contributions that are comprised of Roth Elective Deferrals) to the extent the individual has Pre-Tax Contributions and Roth Elective Deferrals for the taxable year, calculated by taking into account only the Pre-Tax Contributions, and Roth Elective Deferral made to the Plan (and other plans of the Company). The Company will also assume that the Participant’s tax year is the calendar year.

A distribution of Excess ACP Contributions is not includible in gross income to the extent it represents a distribution of Roth Elective Deferrals. However, the income allocable to a corrective distribution of Excess ACP Contributions that is comprised of Roth Elective Deferrals is included in gross income in the same manner as income allocable to a corrective distribution of Excess ACP Contributions that is attributable to Pre-Tax Contributions.”

24. Roth: Maximum Loan Considering Roth Elective Deferrals. Effective January 1, 2011, Section 10.6(b)(v) of the Plan is amended by the addition of the following text to the end thereof, such new text to read as follows:

“For the purposes of the foregoing, the total aggregate of all of a Participant’s Account balances under the Plan, including his or her Roth Elective Deferral Account, shall be considered in determining the maximum available loan. A Participant’s Roth Elective Deferral Account shall be treated in the same manner as the Participant’s Pre-Tax Contribution Account for purposes of the loan policy or program regarding limitations on the ability to borrow from, or use as security. Furthermore, the loan policy or program may be modified to provide for an ordering rule with respect to the default of a loan that is made from the Participant’s Roth Elective Deferral Account and other accounts under the Plan.”

25. Roth: In-Service Withdrawals at Age 59-1/2 from the Roth Elective Deferral Account. Effective January 1, 2011, Section 10.1(a) is amended by the addition of the following text to the end thereof, such new text to read as follows:

“Effective January 1, 2011, in addition to the foregoing, a Participant who has attained age fifty-nine and one-half (59-1/2) may, by written application, make an in-service withdrawal of the Participant’s Roth Elective Deferral Account in the same manner as the Participant’s Pre-Tax Contribution Account. The dollar limitations on such withdrawals that were effective January 1, 2009, shall be applied as a single limit to the Participant’s Pre-Tax Contribution Account and Roth Elective Deferral Account (i.e., there is no separate dollar limit on withdrawals from the Participant’s Roth Elective Deferral Account).”

26. Addition of ESOP Feature and Roth: Hardship Withdrawals from the ESOP Feature and the Roth Elective Deferral Account. Effective December 3, 2010, Section 10.1(c) is amended by the addition of the following text to the end thereof, such new text to read as follows:

“Effective December 3, 2010, the availability to the Participant of the distribution of dividends from the ESOP Feature (as described under Article 16A) shall be treated as any other reasonably available distribution or withdrawal from the Plan for purposes of determining the appropriate amount of a Hardship Withdrawal. The determination of when the dividend distribution is reasonably available shall be made according to uniform rules and nondiscriminatory procedures.

Effective January 1, 2011, under either the ESOP Feature or the Non-ESOP Feature, the Participant may designate whether a Hardship withdrawal is to be applied against his or her Pre-Tax Contribution Account or Roth Elective Deferral Account. For purposes of the above limitation on Hardship Withdrawals, the amount available to a Participant for a Hardship withdrawal shall be based on the aggregate amount of Pre-Tax Contributions and Roth Elective Deferrals made to the ESOP Feature and the Non-ESOP Feature in the aggregate by the Participant, not including any income attributed to such Accounts, less the aggregate amount of all Hardship Withdrawals the Participant has received during his or her participation in the ESOP Feature or Non-ESOP Feature. (The determination of the maximum amount of available Hardship Withdrawals under this Section 10.1(c)(ii) is a separate and distinct determination compared to the determination of the total ‘investment in the contract’ of the Participant’s Roth Elective Deferral Account provided under Section 9.9.)”

27. Roth: Qualified Distributions of Roth Elective Deferral Account. Effective January 1, 2011, Article 9 of the Plan is amended by the addition of a new Section 9.9 to the end thereof, such new Section 9.9 to read as follows:

“9.9	Qualified Distributions from a Roth Elective Deferral Account

(a)

Qualified Distribution Not Included in Gross Income. A Qualified Distribution of the Participant’s Roth Elective Deferral Account is not includible in the gross income of the Participant or other Distributee (such as a beneficiary or alternate payee). The determination of whether any particular payment is a Qualified Distribution is determined based upon the circumstances of the actual year of the payment from the Roth Elective Deferral Account and does not take into account whether the payment is part of a series of distributions or whether the payment is attributable to a prior calendar year. Any distribution that is not a Qualified Distribution of the Participant’s Roth Elective Deferral Account is taxable to Participant or other Distributee under Code Section 402 by treating the Roth Elective Deferral Account as a separate contract under Code Section 72, as described under Q&A-3 of Treas. Reg. § 1.402A-1.

(b)	Definition of Qualified Distribution. A Qualified Distribution is generally a distribution that is made after a five (5) taxable-year period of participation, and satisfies one of the following: (i) is a distribution made on or after the date the Participant attains age fifty-nine and one-half (59-1/2), (ii) is a distribution made after the Participant’s death, or (iii) is a distribution attributable to the Participant’s being disabled within the meaning of Code Section 72(m)(7).

(i)	The Calculation of the Five-Year Period. For purposes of the foregoing, the five (5) taxable-year period begins on the first day of the Participant’s taxable year for which the Participant first made Roth Elective Deferrals to the Plan, and ends when five (5) consecutive taxable years have been completed. The beginning of the five (5) taxable-year period is never redetermined even if the entire Roth Elective Deferral Account is distributed within the five (5) taxable-year period and the Participant thereafter makes new Roth Elective Deferrals. In the case of a distribution to an alternate payee or a beneficiary, the Participant’s age, death or disability shall be used to determine whether the distribution is a Qualified Distribution. However, certain types of contributions do not start the five (5) taxable-year period of participation, including but not limited to, a year in which the only contributions consist of Excess Deferrals or Excess Contributions that are returned or distributed, or elective contributions that are returned to the Participant pursuant to Code Section 414(w).

(ii)

Qualified Distributions for Reemployed Veterans. With respect to a Participant who is reemployed following Qualified Military Service who elects to make contributions pursuant to Code Section 414(u) for the years of absence due to his or her Qualified Military Service, any ‘make-up’ Roth Elective Deferrals are treated as made in the taxable year with respect to which the contributions relate. If the reemployed Participant fails to identify the taxable year for which such a make-up contribution is made (as permitted, such as entitlement to a match), the contribution is treated as made in the Participant’s first taxable year in which the Participant’s Qualified Military Service began, or, if later, the first taxable year in which Roth Elective Deferrals could have been made under the Plan.

(iii)	Excess Contributions as Non-Qualified Distributions. In any event, a distribution from a Roth Elective Deferral Account is not a Qualified Distribution to the extent it consists of a distribution of Excess Deferrals and attributable income to the Participant as described in Section 5.1(d) of the Plan.

The commencement of the five (5) year period and any adjustments to the five (5) year period as a result of contributions or withdrawals, including, but not limited to, Direct Rollover contributions as described under Section 17.12(c), shall be determined according to Code Section 402A and the regulations thereunder.”

28. Roth: Clarification of Rollover Contributions. Effective January 1, 2011, Section 17.12 of the Plan is amended by its deletion and replacement by a new Section 17.12 to read as follows:

“17.12	Receipt of Rollover Contributions

An Employee (whether or not otherwise a Participant) may make a rollover contribution to the Plan at any time consisting of a ‘Retirement Plan Rollover Contribution,’ an ‘Individual Retirement Account Rollover Contribution,’ a ‘Roth Account Rollover Contribution,’ or an ‘Intra-Plan Rollover Contribution,’ as defined below. Any rollover contribution shall be held in the Participant’s Pre-Tax Contribution Account, shall be invested in accordance with the direction of the Participant pursuant to Article 16 and shall be distributed as provided in Articles 7 and 9.

(a)

Direct and Indirect Rollovers from Eligible Retirement Plans. A ‘Retirement Plan Rollover Contribution’ means an ‘eligible rollover distribution’ within the meaning of Section 402(c)(4) as defined under Section 17.18(b). The Employee may transfer any portion of the cash he/she receives in such distribution (or the cash proceeds of the sale of other property received in such distribution) to the trust under this Plan provided that the Administrator receives such amounts from the Employee on or before the 45th day after the day on which he/she received the property distributed. Except as otherwise provided herein, the maximum amount which may be transferred shall not exceed the fair market value of all the property received in the distribution reduced by (a) the sum of (i) the amount of the Participant’s own contributions under such plan and (ii) any other amounts considered as contributed by him (determined by applying Section 72(f) ) less (b) any amounts previously distributed to him from such other plan and not includible in his gross income. The amount so transferred must consist of cash distributed from such other plan or any portion of the cash proceeds from the sale of distributed property other than cash, to the extent permitted by Code Section 402(c). Effective for distributions made after December 31, 2001, an ‘eligible rollover distribution’ that is a Retirement Plan Rollover Contribution shall include a distribution from: a qualified Plan described in Code Section 401(a) or 403(a), including after-tax Participant contributions or pre-tax contributions under a Code Section 401(k) cash or deferred arrangement; an annuity contract described in Code Section 403(b), excluding after-tax Participant contributions; and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. For purposes of the foregoing, an eligible rollover distribution includes those transfers made directly from the distributing plan or indirectly from the Participant.

(b)	Rollovers from a Conduit IRA. ‘Individual Retirement Account Rollover Contribution’ means the entire amount received by the Participant from an individual retirement account representing the entire amount in the account (the ‘qualifying amount’) if no part of the amount in the account is attributable to any source other than a rollover contribution from (i) an employee’s trust described in Code Section 401(a) (including Code Section 401(k)), which is exempt from tax under Code Section 501(a), or (ii) a qualified annuity plan meeting the requirements of Code Section 403(a) and any earnings on such sums. Except as otherwise provided herein, an Individual Retirement Account Rollover Contribution will be accepted only if the entire qualifying amount was received by the Employee in cash and only such cash amount is included in the Individual Retirement Account Rollover Contribution. Notwithstanding the foregoing, effective for distributions made after December 31, 2001, an ‘Individual Retirement Account Rollover Contribution’ shall include an Employee rollover from a conduit or rollover IRA of an eligible rollover distribution from a qualified plan described in Code Section 401(a) or 403(a); an annuity contract described in Code Section 403(b); an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(c)	Non-Conduit IRA Rollovers. Notwithstanding the foregoing paragraphs (a) or (b) to the contrary, the Plan will accept an Individual Retirement Account Rollover Contribution that is a portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) (a ‘non-conduit IRA’) that is, in any case, eligible to be rolled over under Code Section 402(c). In addition, if such amounts had been separately accounted for by the prior recordkeeper of the source account, such rollover may include an ‘after-tax’ account that would not otherwise be includible in gross income, but, prior to January 1, 2011, not including any rollovers of designated Roth contribution accounts from other qualified Code Section 401(k) plans.

(d)	Roth Rollover Contributions from Other Roth Accounts. Effective January 1, 2011, in addition to foregoing, the Plan will accept a direct rollover contribution or a transfer contribution to the Participant’s Roth Elective Deferral Account of a Participant’s ‘designated Roth contribution accounts’ from other qualified Code Section 401(k) plans. According to Section 6.7A of the Plan, the taxation rules and accounting requirements of Code Sections 402(c) and 402A, as appropriate, and the regulations thereunder shall govern the treatment and recordkeeping of any such contribution of a designated Roth contribution account.

(e)	Intra-Plan Roth Rollovers from Eligible Rollover Distributions. In addition to Roth Rollover Contributions from other designated Roth accounts, the Plan will accept a direct rollover contribution or a transfer contribution to the Participant’s Roth Elective Deferral Account of a Participant’s distribution from the Participant’s other accounts in the Plan (other than from the Roth Elective Deferral Account) as permitted to be distributed according to Article 9 or 10 and would otherwise be an eligible rollover distribution defined under Section 17.18 of the Plan pursuant to Code Section 402(c), if not for the rollover election provided by this Section 17.12(e). Such direct rollovers or transfers shall be made in accordance with Code Section 402A(c)(4) and any published guidance thereunder. Notwithstanding the foregoing, rollover contributions described by this Section 17(e) shall not be accepted by the Plan prior to the date on which the Administrator has determined that sufficient guidance has been provided by the Department of Treasury and/or the Internal Revenue Service to enable the Plan’s administrative service provider to properly implement Code Section 402A(c)(4).”

29. Roth: Clarification of Eligible Rollover Distributions. Effective as of January 1, 2011, Section 17.18 of the Plan, as previously amended, is amended by its deletion and replacement by a new Section 17.18 to read as follows:

“17.18	Direct Rollover Distributions

Except as otherwise provided, this Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(a)	Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) (except as otherwise provided herein); any hardship distribution described in Section 401(k)(2)(B)(i)(IV) made in accordance with IRS Notice 99–1 or superseding guidance; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Any amount that is distributed on account of any type of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

In addition, all or a portion of a distribution shall not fail to be an eligible rollover distribution merely because all or a portion of the distribution consists of Post-Tax Contributions which are not includible in gross income (the ‘non-taxable portion’). The non-taxable portion of an eligible rollover distribution may be paid only to an eligible retirement plan that is an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income

(the ‘taxable portion’) and the non-taxable portion. The non-taxable portion of an eligible rollover distribution may be rolled over also to a defined benefit plan or an annuity contract described in Code Section 403(b), as long as the distribution is a direct rollover and the receiving plan separately accounts for the after-tax amounts (and earnings thereon). Any eligible rollover distribution may be rolled over to a Roth IRA if the distribution is a direct rollover, the distributee includes in gross income the taxable portion of the amount transferred, and the distribution otherwise satisfies the applicable requirements and limitations imposed by Code Section 408A(c).

(b)	Eligible retirement plan. Except as otherwise provided herein, an eligible retirement plan is an individual retirement account described in Section 408(a), an individual retirement annuity described in Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution. In addition, an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. However, in the case of an eligible rollover distribution to the surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p), an eligible retirement plan is limited to an individual retirement account or individual retirement annuity.

(c)	Distributee. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

(d)	Direct rollover. A direct rollover is a payment by the plan directly to the eligible retirement plan specified by the distributee.

(e)

Tax-Free Direct Rollovers by Non-Spouse Beneficiaries. Notwithstanding the foregoing subsection (c) to the contrary, effective for distributions occurring on or after February 26, 2007, as permitted by Code Section 402(c)(11) (added by Section 829 of the Pension Protection Act of 2006), a distributee of a direct rollover may include the Participant’s non-Spouse Designated Beneficiary. In the case of a non-Spouse Designated Beneficiary, the direct rollover may be made only to an individual retirement account or annuity described in Code Section 408(a) or 408(b) (an ‘IRA’) that is established on behalf of the Designated Beneficiary and that will be treated as an inherited IRA within the meaning of Code Section 408(d)(3)(C) pursuant to the provisions of Code Section 402(c)(11). Also, in this case, the determination of any required minimum distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395, or with any subsequent published guidance.

(f)	2009 RMDs as Eligible Rollover Distributions. Effective for the 2009 Distribution Calendar Year, as defined in Section 9.8 of the Plan (or as may be extended by subsequent legislation), a 2009 RMD or an Extended 2009 RMD (as defined by Section 9.8(c)(iii)) shall be deemed to be an eligible rollover distribution because it is no longer a required minimum distribution for the 2009 Distribution Calendar Year (due to the waiver or required minimum distributions for the 2009 Distribution Calendar Year as amended by the Worker, Retiree, and Employer Recovery Act of 2008) solely for purposes of being eligible for tax-free rollover into an eligible retirement plan.

(g)	Direct Rollovers from the Roth Elective Deferral Account. In addition to the foregoing Section 17.18, any administrative limitations (such as a minimum dollar threshold applicable to Direct Rollovers) imposed according to this Section 17.18 shall be applied by treating all amounts distributed from the Participant’s Roth Elective Deferral Account and Pre-Tax Contribution Account as a single distribution from a single account. However, a direct rollover from the Participant’s Roth Elective Deferral Account may be made only to another designated Roth account under another eligible retirement plan described in Code Section 402A(e)(1), or to a Roth IRA described in Code Section 408A, but only to the extent the direct rollover is permitted under Code Sections 402(a) and 402(A)(c) and only if the other eligible retirement plan accepts the direct rollover as a contribution.

(h)

Direct Rollovers of Plan Distributions to the Roth Elective Deferral Account. To the extent permitted by Section 17.12(e) of the Plan, a Participant or a Beneficiary may elect to make a direct rollover to his or her Roth Elective Deferral Account, of any distribution that is otherwise permitted to be made under Article 9 or 10 of the Plan and is otherwise an eligible rollover distribution defined by this Section 17.18. Any such direct rollover or transfer shall be made in accordance with Code Section 402A(c)(4) and any published guidance thereunder.”

The Plan remains otherwise without change.

IN WITNESS WHEREOF, the Company, by its appropriate officer duly authorized, has caused this Amendment to be executed as of the 3rd day of December , 2010.

THE PROGRESSIVE CORPORATION

By	/s/ Charles E. Jarrett

Its	Vice President